Exhibit 10.7

Insight Communications Company, Inc.

810 7th Avenue

New York, NY 10019

October 9, 2003

Dinesh C. Jain

Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, New York 10019

Dear Dinni:

Confirming our discussions, you will assume the position of Executive Vice President and Chief Operating Officer of Insight Communications Company, Inc., effective immediately. The terms of employment for your new position will be:

Salary: Your annualized base salary will be $500,000, effective October 1, 2003.

Bonus: For each of calendar year 2003 and calendar year 2004, you shall be paid a bonus equal to 50% of the total amount of base salary paid to you during such calendar year, which bonus shall be guaranteed and subject only to you continuing to be an employee at the end of such year. Thereafter you will be eligible for a bonus up to 50% of your annual salary, assuming you continue to be an employee and achieve all corporate and individual performance goals, all as determined by the Compensation Committee of the Board of Directors. Any such bonus will be payable at such time as other bonuses are paid with respect to the relevant period, and in accordance with normal payroll policies.

Restricted Stock: On the date hereof, Insight will issue you 125,000 shares of restricted common stock of Insight. The restricted stock will vest at the rate of 20% per year on each November 15 beginning with November 15, 2004, provided you are still an employee of Insight on the vesting date. If your employment with Insight terminates before this restricted stock is fully vested, you will forfeit all shares of restricted stock that are not vested on the date of your termination.

Vacation: You will be eligible for four (4) weeks of vacation per year.

This letter supersedes our employment letter of December 12, 2001. If these terms are acceptable, please sign and date the attached copy of this letter and return it to me.

Sincerely,

Michael Willner

Accepted:
Dinesh C. Jain

Date:	October 9, 2003